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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE:                          CONTACT:
October 5, 2001 and Thereafter                  John Nelli
                                                Chief Financial Officer
                                                (919) 653-1265
                                                jnelli@tangram.com
                                                ------------------

                        Tangram Revises Financial Outlook

                 Revision Attributed to Softening Global Economy
                           and Events of September 11

Cary, N.C. -- October 5, 2001 -- Tangram Enterprise Solutions, Inc. (NASDAQ:
TESI), a leading provider of IT asset management solutions and services, today announced that Q3 revenue and earnings fell short of guidance previously issued. The Company attributed the shortfall to a slowdown in the global economy and to a disruption in corporate buying caused by the September 11 tragedies. Tangram expects to release final Q3 results during the week of October 29.

"While we realized quarter-to-quarter revenue growth in Q3, we will not achieve our goal of breakeven financial performance in this quarter," said John Nelli, chief financial officer of Tangram. "With the economy weakening, coupled with the economic uncertainties brought on by the events of September 11, both international and domestic businesses are delaying Q3 buying decisions until Q4 or later."

"In spite of the continued softness in the global economy, we are still bullish about long-term domestic and international opportunities," said Norm Phelps, president and CEO of Tangram. "Our sales activity continues to increase for both our flagship asset tracking product, Asset Insight(R), as well as our newly released Enterprise Insight(TM) asset management solution. However, given the current economic uncertainties, complicated by the events of September 11, we are unable to forecast Q4 results at this time."

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (statements that are not historical facts and relate to future performance) that involve risks and uncertainties. These forward-looking statements, based upon information available to Tangram as of today's date, include statements about the market acceptance of our asset management offering, Enterprise Insight, and sales growth expectations that are subject to risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including unanticipated bugs or other technical problems that may arise in the future which could impact market acceptance of Enterprise Insight, as well as the extent and duration of the slowdown in the global economy and the effects on the Company's business. Additionally, there can be no assurance that Tangram will be able to succeed or capitalize upon the opportunities in the asset management market, that Tangram will be able to successfully maintain compliance with Nasdaq's minimum bid price requirement, or that The Nasdaq SmallCap Market would not delist Tangram's common stock for other reasons in the future. Other risk factors include Tangram's reliance on key personnel to guide these efforts; competitive forces in the asset management markets in which Tangram participates; general economic and stock market conditions; and other risks identified in Tangram's SEC filings, including its Form 10-K for the year ended December 31, 2000 and subsequent filings with the SEC. Tangram assumes no obligation to update any of these statements and these statements are not guarantees of Tangram.

                                    - MORE -

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TANGRAM REVISES FINANCIAL OUTLOOK   Page 2 of 2

About Tangram

Founded in 1984, Tangram Enterprise Solutions, Inc. provides lifecycle IT asset management solutions to large and midsize organizations across all industries, in both domestic and international markets. The company's solutions are deployed at many of the world's leading corporations and 24 of the Fortune 100. Tangram's core business strategy and operating philosophy center on delivering world-class customer care, creating a more personal and productive IT asset management experience through a phased solution implementation, providing tailored solutions that support evolving customer needs, and maintaining a leading-edge technical position. Today, Tangram's solutions manage more than 2 million workstations, servers, and other related assets. Tangram is a partner company of Safeguard Scientifics, Inc. (www.safeguard.com) (NYSE: SFE), a leader in identifying, developing, and operating premier technology companies in the Internet infrastructure market with a focus on three sectors: software, communications, and eServices. To learn more about Tangram, visit its web site www.tangram.com, or call (800) 4TANGRAM.

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